EXHIBIT 99.4

                           PRIME CABLE OF ALASKA, L.P.
                          c/o Prime Cable Fund I, Inc.
                               One American Center
                         600 Congress Avenue, Suite 3000
                               Austin, Texas 78701
                                 (512) 476-7888
                                                                 October 7, 1996

TO: Limited Partners and Equity Participants of Prime Cable of Alaska, L.P. Limited Partners of Prime Venture I Holdings, L.P.
        Limited Partners of Prime Cable Growth Partners, L.P.
        Limited Partners of Prime Cable Limited Partnership
        Shareholders of Alaska Cable, Inc.
        Limited Partners of Prime Venture II, L.P.
        Shareholder of Prime Cable Fund I, Inc.:

        Prime Cable Fund I, Inc. ("PCFI"), the sole general partner of Prime Cable of Alaska, L.P. ("Prime"), respectfully invites and encourages you to participate in and give your written consent and otherwise approval to a proposed transaction ("Proposed Transaction") involving the direct or indirect transfer of all of the limited and general partner interests and participation interests in Prime to General Communication, Inc. ("Company") in exchange for
11.8 million shares of Company Class A common stock ("Prime Company Shares").

        On May 2, 1996, the limited  partners of Prime,  PCFI, the three holders of equity participation interests in Prime, and the shareholders of Alaska Cable, Inc. executed a Securities Purchase and Sale Agreement with the Company, subject to registration of the offering of the Prime Company Shares under the Securities Act of 1933, as amended, and other appropriate state securities laws. The Proposed Transaction, the distribution of the Prime Company Shares to the limited partners of Prime and to their security holders, and to the participation interest holders in Prime, and the Company's proposed acquisition of assets of several other cable television companies providing services in Alaska are described in the Proxy Statement/Prospectus dated October 4, 1996 ("Proxy Statement/Prospectus").

        As a part of the Proposed Transaction, Prime Cable Limited Partnership ("PCLP"), the sole shareholder of PCFI, has agreed to dispose of all of the capital stock of PCFI to the Company, subject to the consent of limited partners of PCLP owning more than 2/3 of the outstanding limited partner interests of PCLP. Also, as a part of the Proposed Transaction, the shareholders of Alaska Cable, Inc. ("ACI"), one of the limited partners of Prime, have agreed to dispose of all of their stock in ACI to the Company. In order to effect the disposition of the ACI shares in the merger, the consent of all of the shareholders of ACI is required, subject to waiver of the unanimous consent requirement by the Company. The disposition of the PCFI shares by PCLP will be accomplished by means of a statutory merger of PCFI with and into a newly-created, wholly-owned subsidiary of the Company. Similarly, the disposition of the ACI shares by its shareholders will be accomplished through a statutory merger of ACI with and into the Company's wholly-owned subsidiary. In addition, as part of the Proposed Transaction, Prime Cable Growth Partners, L.P. ("Prime Growth") and Prime Venture I Holdings, L.P. ("Prime Holdings"), the other two of the three limited partners of Prime, have agreed to sell to the Company the limited partner interests in Prime held by them, as well as exchange through a merger, their stock in ACI. The consent of the limited partners of Prime Growth, who own at least 80% of the outstanding limited partner interests of Prime Growth is required in order for Prime Growth to effect that sale, excluding for purposes of calculating that 80% figure, interests held by Prime Venture I, Inc. and its affiliates. Prime Venture I, Inc. is one of the general partners of Prime Growth. The consent of limited partners of Prime Holdings who own at least two-thirds of the outstanding limited partner interests is required in order for Prime Holdings to effect that sale. Also as a part of the Proposed Transaction, Prime Venture II, L.P. ("PVII") has agreed to exchange its stock in ACI held by PVII, in a merger transaction. In order to effect the merger, the consent of limited partners of PVII owning at least two-thirds of the outstanding limited partner interests of PVII will be required.

        The written consents of the limited partners of Prime, the security holders of those limited partners and the participation interest holders in Prime, and the limited partners of PCLP, as previously described, are being sought by delivery to each such party of a copy of the Proxy Statement/Prospectus along with a form Consent for that person to sign, date, and return to Prime.

        Copies of the following documents pertaining to the Proposed Transaction are enclosed for your review and action on the appropriate form of Consent: (1) the form of Consent; (2) the Proxy Statement/Prospectus prepared by the Company;
(3) the Annual Report to shareholders of the Company in the form of Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995; (4) the unaudited quarterly report for the Company on Form 10-Q for the quarter ended June 30, 1996; (5) the audited financial statements for Prime for the year ended December 31, 1995; and (6) the unaudited quarterly statement for Prime for the quarter ended June 30, 1996.

        We request that you sign and date your Consent and return it to Prime, care of the above identified address using the enclosed addressed and stamped envelope, not later than October 17, 1996.
We look forward to receiving your response.

                                            Sincerely,

                                            PRIME CABLE OF ALASKA, L.P.
                                            By:  Its General Partner
                                                    PRIME CABLE FUND I,Inc.
                                                    By:
                                                                  , President


                                                         REGISTRATION STATEMENT
                                                                         II-636